Exhibit 99.1
Chico's FAS, Inc. Names New Independent Chair of the Board of Directors

Kevin Mansell to succeed Bonnie Brooks as Chair; Brooks to Remain Director

FORT MYERS, Fla., March 11, 2022 – Chico's FAS, Inc. (NYSE: CHS) (the "Company" or "Chico's FAS") today announced that its Board of Directors (the “Board”), has appointed Kevin Mansell as the next Chair of the Board, effective immediately following the Company’s 2022 Annual Meeting of Shareholders. With Mr. Mansell’s appointment, the Chair of the Board will again be an independent Director. Mr. Mansell succeeds Bonnie Brooks, who has served as Executive Chair of the Board since 2020 and will continue to serve as a Director and a member of the Merchant Committee and Executive Committee.

“On behalf of the Board, we are deeply appreciative of Bonnie’s leadership as Executive Chair through a time of unparalleled challenges and transformation for Chico’s FAS,” said Ms. Jan Fields, Chair of the Company’s Corporate Governance and Nominating Committee. “Bonnie’s expertise, insights and guidance have been invaluable to the Board and the Company throughout the last two years, particularly in light of disruption from the pandemic. Kevin has been an important voice in the Boardroom since joining the Board last year, and we are pleased he has agreed to serve as Chair. Our entire Board is excited to work with him in this new leadership role, and we look forward to continuing to benefit from his perspectives and drawing on his deep experience in the retail industry.”

Ms. Brooks commented, “It was a great honor to lead the Chico’s FAS Board, particularly during a period when we needed to navigate the impact of the pandemic on the retail industry, to appoint a new CEO to lead Chico’s FAS into the future and to take significant steps to position our three brands for long-term success. The Company recently posted its best fourth quarter earnings performance in four years, demonstrating the extraordinary progress the management team, led by Molly Langenstein, is making against our turnaround plan. Chico’s FAS is now at a strong place in its history. I look forward to continuing to serve on the Board alongside Kevin and my other fellow directors as the Company strives to continue to deliver for customers and drive sustainable growth and profitability.”

Mr. Mansell said, “In my time on the Board, I have come to know and admire my fellow directors and the Company’s leadership team. Chico’s FAS has made tremendous strides in returning to growth and has a clear path forward to further enhance value creation for our shareholders. As I look forward to leading our Board as Chair, I am confident the team is implementing the right strategy and taking the necessary actions to position Chico’s FAS as a digital-first, customer-led retailer.”

“I would like to thank Bonnie for her leadership, dedication and many contributions to our company and Board,” said Molly Langenstein, Chico's FAS Chief Executive Officer and President. “Bonnie’s extensive industry and company knowledge and her guidance have been instrumental during an especially critical time for Chico’s FAS. I look forward to her continued involvement with our Board, along with Kevin’s in his new leadership role, as our team builds on the strong momentum in the Company’s turnaround strategy.”
Ms. Brooks has been a Director on the Board since 2016 and served as CEO and President of the Company from 2019 to 2020, after serving as Interim CEO and President since April 24, 2019. As Executive Chair of Chico’s FAS, Ms. Brooks led the Board in taking important actions to ensure the Company was well positioned to navigate a competitive retail environment and the challenges associated with COVID-19. Throughout the pandemic, together with the Board and management team,

Ms. Brooks helped oversee the Company’s protective measures to support associates, customers and communities in addition to its ongoing strategic investments in product, marketing and digital initiatives.

Mr. Mansell joined the Board in April 2021 and has served as Lead Independent Director since the Company’s 2021 Annual Meeting of Shareholders. Mr. Mansell has more than 40 years of experience in the retail industry, including experience leading a publicly traded retail Fortune 500 company with a significant omnichannel presence, and strategic, merchandising and financial expertise. Prior to joining the Chico’s FAS Board, he spent over 35 years at Kohl’s Corporation, most recently serving as its Chairman, Chief Executive Officer and President before retiring in May 2018.

ABOUT CHICO'S FAS, INC.

Chico's FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico's FAS is a company of three unique brands - Chico's®, White House Black Market® and Soma® - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.

Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnect™, the Company's proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.

As of January 29, 2022, the Company operated 1,266 stores in the U.S. and sold merchandise through 59 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company's merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third-party channels.

To learn more about Chico's FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives or expectations of Chico’s FAS regarding future growth and success, and the quotations from Ms. Fields, Ms. Brooks, Mr. Mansell and Ms. Langenstein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, our ability to successfully execute and achieve the expected results of our business and brand strategies, awareness, merchandising and marketing programs. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward- looking statements will occur. Investors using forward-looking statements are encouraged to review Chico’s FAS’ latest annual report on Form 10-K, including management’s discussion and analysis included therein, for a description of other important factors that may affect Chico’s FAS’ business, results of operations and financial condition. Chico’s FAS does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com